Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
XPO Logistics, Inc. maintains approximately 60 subsidiaries. Set forth below are the names of certain wholly owned subsidiaries of XPO Logistics, Inc., as of December 31, 2014, that provide transportation logistics services. The names of certain consolidated wholly or at least 80% owned subsidiaries that carry on the same line of business have been omitted. The omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name	Country and/or State of Incorporation
XPO Logistics, Inc.	Delaware
Bounce Logistics, Inc.	Delaware
Concert Group Logistics, Inc. d/b/a XPO Global Logistics	Delaware
New Breed Holding Company	Delaware
New Breed Leasing of New Jersey, Inc.	New Jersey
New Breed Logistics, Inc.	North Carolina
New Breed Logistics of Texas, LLC	Texas
New Breed Logistics of South Carolina, LLC	South Carolina
Pacer International, Inc.	Tennessee
Pacer Cartage, Inc.	Delaware
Intermodal Container Service, Inc. d/b/a Harbor Rail Transport	California
Pacer Comercial de Mexico S. de R.L. de C.V.	Mexico
Pacer Services, Inc.	Delaware
Pacer Transportation Solutions, Inc.	Ohio
Pacer Stacktrain, LLC	Delaware
RF International, Ltd.	New York
Ocean World Lines, Inc.	Delaware
Pacer Holdings Coöperatief U.A.	Netherlands
Pacer Transportation Solutions (S) Pte. Ltd.	Singapore
Pacer International (Hong Kong) Limited	Hong Kong
Pacer International Logistics (Hong Kong) Limited	Hong Kong
OWL Logistics Shanghai Limited	China
Pacer International Logistics (S) Pte. Ltd.	Singapore
OWL Ocean World Lines Europe GmbH	Germany
OWL Ocean World Lines Deutschland GmbH	Germany
OWL Ocean World Lines Berlin GmbH & Co. KG	Germany
Stacktrain Mexico S. de R.L. de C.V.	Mexico
XPO Air Charter, LLC	Delaware
XPO Express, Inc.	Michigan
XPO Last Mile, Inc.	Georgia
XPO Last Mile Canada Inc.	Canada
XPO Logistics, LLC	Delaware
XPO Logistics Canada Inc.	Canada, Ontario
XPO NLM, Inc.	Delaware